August 26, 2004

Securities and Exchange Commission
Mail Stop 11-3
450 - 5th Street, N.W.
Washington, DC 20549

Dear Sirs / Madams:

We have read Item 4 of Key Gold Corporation's (formerly DDI International Inc.) Current Report on Form 8-K/A dated August 26, 2004, and have the following comments:

      1. We agree with the statements made in the first and third sentences of the first paragraph and in the second and fourth paragraphs.

      2. We have no basis on which to agree or disagree with the statements made in the second and fourth sentences of the first paragraph and in the third paragraph.

Yours truly,

"Dale Matheson Carr-Hilton LaBonte"

DALE MATHESON CARR-HILTON LABONTE
CHARTERED ACCOUNTANTS